English translation serves information purposes.	Exhihbit 10.5
Original German text shall be binding in all respects.

Assignment of Lease Claims

of 3 August 2012

GIT Worms S.à r.l., Luxembourg

15 rue Edward Steichen

L-2540 Luxembourg

(the “Assignor”)

and

Bayerische Landesbank

Brienner Straße 18

80333 Munich

(the “Bank”)

agree as follows:

1.	Assignment

1.1.	The Assignor hereby assigns to the Bank all of its existing and future, statutory and contractual, rights and claims, including contingent and temporary rights and claims, arising from lease agreements (Miet- und Pachtverträge), in particular claims to payment of rent and other payment claims including VAT, additional property expenses (Mietnebenkosten) and other related statutory claims (hereinafter together the “Claims”), that have been and/ or will be signed for or in relation with the following Properties:

•	“Property Worms”, Klosterstraße 40/Cornelius-Heyl-Straße, 67547 Worms

entered in the Land Register Worms of the Local Court Worms, folio 17899

•	“Property Gütersloh”, Berliner Str. 135/Nordring Bartels-Areal, 33330 Gütersloh entered in the Land Register Gütersloh of the Local Court Gütersloh, folio 36644

•	“Property Bremerhaven”, Schiffdorfer Chaussee 221, 223, 225, 227, 27574 Bremerhaven

entered in the Land Register Schiffdorferdamm of the Local Court Bremerhaven, folio 3868

•	“Property Hanover”, Vahrenheider Markt 16, 18, Dresdner Straße 3/Sahlkamp, 30179 Hannover

entered in the Land Register List of the Local Court Hanover, folio 11527

1.2.	Together with the Claims, all rights from the underlying legal transactions shall be assigned to the Bank. To the extent the Claims are secured by further existing or future securities which are not transferred to the Bank by operation of law (e.g. surety (Bürgschaft)), the Bank may demand that such securities be transferred to the Bank. Securities which can be transferred right away (e.g. assignments of claims, guarantees (Garantien)) are hereby transferred to the Bank. In addition, the Assignor hereby transfers all its future rights and claims resulting from any future sureties (Bürgschaften) or other security interests that depend on the validity of the underlying obligation, which in each case are incurred or established to secure the Claims for the benefit of the Assignor.

(The above rights and securities together with the Claims will hereinafter collectively be referred to as the “Collateral”)

2.	Purpose of the Collateral

The Collateral serves as security for all existing and future, contingent and temporary claims, which the Bank with all of its domestic and foreign offices has against the Assignor arising out of their banking business relationship. If the interest and redemption installments for secured Claims are debited from a current account, the Collateral shall also secure any overdraft on the current account resulting therefrom up to the amount of the interest and redemption installments for three months plus accrued interest. The Collateral shall also secure all statutory and pre-contractual claims resulting from the business relationship between the Bank and the Assignor.

3.	Date of Transfer of Claims

All existing Claims shall transfer to the Bank upon signing of this Agreement, all future Claims shall transfer to the Bank when they come into existence.

4.	Assignor’s Right of Disposal

The Assignor represents and warrants that the Collateral, to the extent known today, exists, that it may dispose of the Collateral without limitation, in particular that it has not assigned or pledged the Collateral to a third party, that the Collateral is not subject to attachment in whole or in part, that the assignment of the Collateral is not excluded by any agreement with the Third-Party Debtors or is subject to the latter’s explicit consent, that the Third-Party Debtors do not have any counter-claims against the Assignor that may be set off against the Collateral and that the Collateral is not subject to any third parties’ rights whatsoever.

5.	Information Obligation

The Assignor shall provide copies of all existing lease agreements including all amendments thereto to the Bank and undertakes to inform the Bank immediately in case of any change of lessees by sending a copy of the new lease agreement.

6.	Additional Measures and Declarations

6.1.	Upon the Bank’s request, the Assignor will provide the original copies of the sureties/guarantees (Bürgschaften/Garantien), the assignments of claims and further securities granted to the Bank pursuant to Sec. 1.2. to the Bank.

If the Assignor has deposited such deeds with a third party who holds them in trust for the Assignor, the Assignor hereby assigns any and all claims for surrender against such third party together with any and all claims resulting from the respective trust relationship (Verwahrungsverhältnis) to the Bank. The Assignor hereby instructs the third party to hold such deeds in trust for the Bank in the future and shall provide the name of the trustee to the Bank without undue delay.

6.2.	If the transfer of the Collateral requires special declarations and measures, the Assignor will, upon the Bank’s request, make such declarations and take such measures, each in the prescribed form.

6.3.	The Assignor hereby instructs and authorizes the Bank to make the aforementioned declarations and to take the aforementioned measures in the name of the Assignor.

Assignment of Lease Claims	Page 2 of 6

7.	Assignor’s Duties

7.1.	If the Collateral is affected by an attachment or is at risk of being affected by an attachment, the Assignor shall notify the attachment creditor (Pfandgläubiger) of the assignment in favor of the Bank without undue delay. Furthermore it shall notify the Bank of the attachment without undue delay and provide the Bank with a copy of the order of attachment and execution (Pfändungs- und Überweisungsbeschluss). The Assignor will, on demand, use its best efforts to assist the Bank in appealing against the attachment and will in particular provide the Bank with all necessary information, evidence and deeds.

7.2.	The Assignor shall also notify the Bank without undue delay of any and all other kinds of impairment of the Collateral (e.g. set-off, deductions) and of all foreseeable changes (e.g. concerning maturity and amount). This shall apply accordingly in the event that the Third-Party Debtor raises any objections or if the Assignor becomes aware of facts that may affect the solvency of the Third-Party Debtor.

8.	Examination Right of the Bank

8.1.	The Assignor is obliged to provide the Bank at the Bank’s request with all statements of account, information, evidence and deeds necessary to examine, assess and assert the Collateral.

8.2.	The Assignor authorizes the Bank to inspect its documents, or have them inspected by an authorized representative, at any time during usual business hours to examine and assert the Collateral.

9.	Electronic/Manual Data Processing

9.1.	The Claims are recorded either manually or by way of electronic data processing, whereas any and all booking events (Buchungsvorfälle) relating to this assignment shall be recorded by way of a chain of uninterrupted entries in the record.

9.2.	In case of electronic data processing and upon first request from the Bank, the Assignor shall provide the electronic data processing system including peripheral equipment with the saved data regarding all booking events relating to the Claims, the operating staff and the required software to the Bank and shall do all things necessary for the start-up and the operation of the electronic data processing system.

10.	Release of Collateral

10.1.	After complete satisfaction of the claims secured pursuant to this Agreement, the Bank is obliged to release the Collateral towards the Assignor and to transfer the enforcement proceeds to the extent they exceed the amount of the secured claims. However, the Bank will transfer the Collateral or the enforcement proceeds which exceed the secured claims to a third party, if it is under a related obligation.

10.2.	Prior to complete satisfaction of the Bank’s claims which are secured by this assignment, the Bank is obliged, upon request, to fully or partially release the Collateral or other securities as the Bank may choose, to the extent that the realizable value of all security exceeds, not merely temporarily, 110% of the secured claims. This cover limit (Deckungsgrenze) will increase in proportion to the respective current turnover tax rate, to the extent the Bank, in the event of enforcement, is obliged to pay or may become obliged to pay turnover tax on the enforcement proceeds.

10.3.	When selecting the securities to be released, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

11.	Valuation of the Claims

11.1.	The realizable value of the Collateral is determined in the first place based on the nominal value of the Claims which corresponds to the sum of net rent payable by all Third-Party Debtors for two months. Net rent is the rent payable by all Third-Party Debtors after deduction of administrative costs, heating costs and all other additional expenses (gross income). The two-month period preceding the request for release of the Collateral is relevant.

Assignment of Lease Claims	Page 3 of 6

11.2.	A deduction from the notified/determined Claim has to be made if

•	counterclaims exist which may be set off against a Claim;

•	the validity/effectiveness of the assignment of a Claim is uncertain due to the application of foreign law;

•	a Claim is part of a current account relationship between the Assignor and the Third-Party Debtor;

•	a claim has been due for more than 90 days.

The Bank has the right to reassign the relevant Claims to the Assignor in the case of doubt (e.g. claims governed by foreign law).

The value determined in accordance with the foregoing has to be reduced by a security discount of 20% with regard to costs related to any insolvency proceedings, enforcement action or risk of loss. The result is the realizable value.

11.3.	The Assignor and the Bank may adjust the security discount provided for in Sec. 11.2 if the estimated risk of loss is higher or lower. The Party requesting the adjustment has to provide evidence supporting the different risk.

12.	Assignor’s Collection Right

12.1.	As long as the Bank does not exercise its right of disclosure and enforcement pursuant to Sec. 13, the Assignor is entitled and obliged to collect the Claims in the ordinary course of business The Bank hereby authorizes the Assignor to enter into new lease agreements and to terminate lease agreements.

12.2.	In the event that the Assignor directly receives payments on any Claim—whether the whole or partial amount, in cash or in other form, e.g. in the form of cheques or bills of exchange—the Assignor will notify the Bank without undue delay and will, together with a detailed description of the Claim, forward the amounts received or such other proceeds to the Bank.

13.	Bank’s Right of Disclosure and Enforcement of Collateral

13.1.	The Bank will at present not disclose the assignment to the Third-Party Debtor. The Bank is, however, entitled to disclose the assignment to the Third-Party Debtor and to realize and enforce the Collateral if the Assignor is in arrears with due payments on secured claims according to Sec. 2 of this Agreement. The Bank will only take those measures that are necessary to satisfy its outstanding Claims.

13.2.	The Bank will give the Assignor at least three weeks prior written notice of the enforcement. The Bank will indicate the amount giving rise to the enforcement proceedings in the notice. After expiration of the notification period, the Bank is entitled to disclose the assignment to the Third-Party Debtor and to provide evidence of the assignment to the Third-Party Debtor by submitting the original of this Assignment Agreement or by providing a copy thereof.

13.3.	A prior notification of the Assignor is not required if the notification would be inappropriate (untunlich), if the Assignor has ceased to pay, or if it has filed for insolvency proceedings in regard of its assets, if insolvency proceedings have been initiated by court or if the opening of insolvency proceedings has been refused by reason of insufficient funds. Insolvency petitions against the Borrower are irrelevant insofar as they abuse legal rights (rechtsmissbräuchlich) and are vexatious (schikanös) and it is to be expected that they will be rejected by the competent court for other reasons than insufficient funds.

13.4.	The Assignor hereby authorizes the Bank to notify the Third-Party Debtor—also in the Assignor’s name—of the assignment, if so required by sending to the Third-Party Debtor a copy of this Agreement or by submitting the original Agreement and to demand payment to the Bank or to an account of the Assignor held with the Bank. On demand from the Bank, the Assignor is obliged to provide the Bank with blank letters for the notification of the assignment to the Third-Party Debtor.

Assignment of Lease Claims	Page 4 of 6

13.5.	The Assignor hereby agrees that the Bank may take such measures and make such agreements with the Third-Party Debtor that the Bank in its reasonable discretion deems to be suitable for the collection and enforcement of the Collateral, in particular the Bank may agree on deferrals (Stundung) or reductions (Nachlass) of payment or agree on settlements (Vergleich). The Assignor shall assist the Bank, as requested, in the collection and enforcement of the Collateral and provide the Bank, on demand, with any and all information, evidence and deeds that may be required for the examination, assessment and enforcement of the Collateral.

The Bank may enforce the Collateral also in other ways than by collection, namely through a private sale (freihändige Veräußerung) in its or the Assignor’s name. The stipulation of immediate cash payment is not necessary.

13.6.	The Bank may choose which of several securities shall be enforced. When selecting and enforcing the security, the Bank will take the legitimate interests of the Assignor and the other security providers into account.

13.7.	Following the enforcement of the Collateral, the Bank will apply the proceeds, after deduction of turnover tax, costs and fees according to Sec. 14, to the settlement of the secured claims. If the Collateral becomes due prior to maturity of the secured claims, the Bank shall have the right but not the obligation, to collect the proceeds without involvement of the Assignor and to pay such proceeds into a fixed deposit account as one-month money at conditions customary in the market. Such fixed deposit, including interest, is hereby pledged to the Bank and secures the claims secured pursuant to Sec. 2.

13.8.	If the enforcement proceeds are insufficient to repay all of the Bank’s Claims secured pursuant to Sec. 2, the Bank, acting reasonably, may choose how to apply the proceeds.

14.	Costs and Fees

The Assignor is obliged to bear any costs incurred in connection with this Agreement and its performance, as well as any related fees. In particular, this includes costs in relation to the examination, assessment and enforcement of the Collateral (even if such measures are taken by a third party mandated by the Bank).

15.	Miscellaneous

15.1.	This Agreement shall be governed by German law.

15.2.	To the extent permitted by law, place of jurisdiction and performance shall be Munich.

15.3.	Changes and amendments to this Agreement, including this Sec. 15.3., require the written form.

15.4.	If one or several provisions of this Agreement are invalid or unenforceable, entirely or in part, or if this Agreement contains a loophole, this shall not affect the validity of the remaining provisions of this Agreement. The parties undertake to replace the invalid or unenforceable provisions and fill the loophole with such valid provision that comes closest to the original purpose of the Agreement.

Assignment of Lease Claims	Page 5 of 6

3. August 2012	/s/ Kees-Jan Avis
Luxembourg, this [date]	GIT Worms S.à r.l.

München, 13.08.2012	/s/ Dennis Exner /s/ Esther Schreck-Rob
Bayerische Landesbank

Assignment of Lease Claims	Page 6 of 6